Exhibit 5.1

McCarthy Tétrault LLP
Suite 4000, 421 7th Avenue SW
Calgary AB T2P 4K9
Canada
Tel: 403-260-3500
Fax: 403-260-3501

February 23, 2018

Enbridge Inc.
200 Fifth Avenue Place
425 1st Street S.W.
Calgary, Alberta
T2P 3L8

Dear Sirs/Mesdames:

Re:                             Enbridge Inc. (the “Corporation”)
Registration Statement on Form S-3

We have acted as Canadian counsel to the Corporation, a corporation governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on February 23, 2018 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance and sale by the Corporation of certain securities, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion is as an exhibit.

The securities to be qualified under the Registration Statement consist of common shares (“Common Shares”) in the capital of the Corporation.

Scope of Review

We have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)                                 a certified copy of the Dividend Reinvestment and Share Purchase Plan (the “DRIP”); and

(b)                                 certified resolutions of the board of directors of the Corporation approving the DRIP and the listing of the Common Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the Registration Statement, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Corporation dated February 23, 2018.

The opinions herein expressed are restricted to the laws of the Province of Alberta and the laws of Canada applicable therein in effect as of the date hereof.

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      The Corporation is validly existing as a corporation under the Canada Business Corporations Act.

2.                                      The filing of the Registration Statement with the SEC has been duly authorized by and on behalf of the Corporation and the Registration Statement has been duly executed pursuant to such authorization by and on behalf of the Corporation.

3.                                      When the Common Shares have been duly authorized for issuance and, when issued in accordance and in compliance with the provisions of the DRIP, such Common Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Validity of Securities” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ MCCARTHY TÉTRAULT LLP